Tortoise Capital Resources Corp. Releases Fiscal 2008 First Quarter Financial Results

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan.– April 09, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has filed its Form 10-Q for the first quarter ended Feb. 29, 2008.

Recent Highlights

•	First quarter distribution of $0.25 per share paid March 03, 2008
•	Net assets at quarter end of $117.7 million or $13.28 per share
•	Distributable cash flow for the quarter of $2.2 million
•	Renewed and increased credit facility by $10.0 million after quarter end

Portfolio and Investment Activity

On Dec. 17, 2007, the company funded the final tranche of its original commitment to purchase units from Lonestar Midstream Partners, LP and LSMP GP, LP, for an aggregate price of approximately $1.2 million and after quarter end, invested an additional $1.5 million on the same terms.  On January 10, 2008 the company invested an additional $2.0 million in its equity interest in Mowood, LLC to fund landfill-to-gas energy projects at Mowood’s subsidiary, Timberline Energy LLC.  In March 2008, the company was granted Board of Directors observation rights for Quest Midstream Partners, L.P.

As of Feb. 29, 2008, the value of the company’s investment portfolio (excluding short-term investments) totaled $155.1 million including equity investments of $144.3 million and debt investments of $10.8 million.  Net assets decreased from $121.9 million or $13.76 per share at November 30, 2007 to $117.7 million or $13.28 per share at February 29, 2009.  Our net asset value decreased approximately 3.5 percent in the first quarter of 2008, compared with the overall MLP market which saw a decrease of approximately 2.8 percent in Wachovia’s MLP Index.

The portfolio represents a strategic mix of 73 percent midstream and downstream investments, 15 percent in aggregates and coal investments and 12 percent upstream investments.  The weighted average yield-to-cost on the investment portfolio (excluding short-term investments) as of Feb. 29, 2008 was 8.8 percent.

Tortoise Capital Resources closely monitors portfolio performance and rates each investment’s risk profile on a scale of one to three. As of Feb. 29, 2008, all portfolio companies achieved a rating of one, meaning portfolio performance is at or above expectations with trends and risk factors that are generally favorable to neutral.

In February, the company’s Adviser hired a full-time Valuation Officer to further its commitment to best practices related to its fair valuation policies and procedures.  The company’s procedures already include a multi-step valuation process each quarter in connection with determining the fair value of investments.  Further, an independent valuation firm is engaged by the Board of Directors to provide third-party valuation consulting services on a selection of valuations as determined by the Board. The Valuation Officer is primarily responsible for oversight of the overall fair valuation process for private investments.

“We continue to be encouraged by what we believe are strong results at our portfolio companies.   We are also excited to be moving towards full investmentas we continue to invest proceeds from our line of credit,” said Tortoise Capital Resources’ President, Ed Russell.

Capital Resources

On Mar. 20, 2008, the company secured an extension to its revolving credit facility.  The amended credit agreement provided for a revolving credit facility of $40 million that could be increased to $50 million.  Subsequently we secured an additional $10 million increase for the credit facility and our maximum borrowing capacity is now $50 million.  The revolving credit facility has a variable annual interest rate equal to the one-month LIBOR rate plus 1.75 percent and a quarterly non-usage fee equal to an annual rate of 0.375 percent of the difference between the total credit facility commitment and the average outstanding balance at the end of each day.  The amended credit facility terminates on March 20, 2009.

On April 08, 2008, the company filed an initial shelf registration statement with the Securities and Exchange Commission.  When effective, the shelf will allow the company to prudently raise additional capital.

Performance Review

The company views distributable cash flow (DCF) as the best indicator of its operating performance and distribution-paying capacity.  The Board of Directors determines the amount of distributions paid to stockholders based on DCF which is defined as distributions received from investments less total expenses.  DCF for the three months ended Feb. 29, 2008 was approximately $2.2 million.   In the fourth quarter of 2007, the Adviser agreed to reimburse the company expenses in an amount equal to 0.25% of the company’s average monthly managed assets through Dec. 31, 2008.  This voluntary expense reimbursement reduced net expenses for the first quarter of 2008 by approximately $92,000.

Distributions

As previously announced, the Board of Directors declared the company’s first quarter 2008 distribution of $0.25 per share which was paid on Mar. 03, 2008. The distribution reflects distributions received from investments at the time of the announcement, and is not indicative of the targeted annualized distribution.

Earnings Call

The company will host a conference call at 4:00 p.m. CDT on April 09, 2008 to discuss its first quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 218-4007

International:  (303) 262-2194

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 7:00 p.m. CDT on April 09, 2008 and continuing until 11:59 p.m. CDT April 23, 2008, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11112635#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 09, 2009.

Annual Stockholders’ Meeting

The company will discuss financial results at its annual stockholders’ meeting on April 21, 2008 at 11 a.m. CDT at the Doubletree Hotel, 10100 College Blvd, Overland Park, Kan.

For those unable to attend the meeting, a conference call will be provided.  Please dial-in approximately five to 10 minutes prior to the scheduled start time:

U.S./Canada: (800) 218-0713

International:  (303) 262-2139

The meeting will also be webcast in a listen-only format. The link to the webcast and supplemental information will be accessible at www.tortoiseadvisors.com.

A replay of the meeting will be available beginning at 4 p.m. CDT on April 21, 2008 and continuing until
11:59 p.m. CDT May 06, 2008, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11107205#.
A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 21, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of March 31, 2008, the adviser had approximately $2.6 billion of assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information
Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

Tortoise Capital Resources Corporation
STATEMENTS OF ASSETS & LIABILITIES

	February 29, 2008	November 30, 2007
	(Unaudited)
Assets
Investments at fair value, control (cost $22,319,937 and $20,521,816, respectively)	$26,351,525	$23,292,904
Investments at fair value, affiliated (cost $94,373,029 and $95,507,198, respectively)	96,722,889	98,007,275
Investments at fair value, non-affiliated (cost $31,097,155 and $31,716,576, respectively)	32,158,746	37,336,154
Total investments (cost $147,790,121 and $147,745,590, respectively)	155,233,160	158,636,333
Income tax receivable	218,935	218,935
Receivable for Adviser reimbursement	91,647	94,181
Interest receivable from control investments	131,443	68,686
Dividends and distributions receivable	70,884	1,419
Prepaid expenses and other assets	204,460	154,766
Total assets	155,950,529	159,174,320

Liabilities
Base management fees payable to Adviser	585,253	565,086
Accrued capital gain incentive fees payable to Adviser	27,946	307,611
Distribution payable on common stock	2,214,587	-
Payable for investments purchased	-	1,235,994
Accrued expenses and other liabilities	442,898	419,744
Short-term borrowings	32,100,000	30,550,000
Deferred tax liability	2,927,341	4,182,919
Total liabilities	38,298,025	37,261,354
Net assets applicable to common stockholders	$117,652,504	$121,912,966

Net Assets Applicable to Common Stockholders Consist of:
Warrants, no par value; 945,594 issued and outstanding
at February 29, 2008 and 945,774 issued and outstanding at
November 30, 2007 (5,000,000 authorized)	$1,370,700	$1,370,957
Capital stock, $0.001 par value; 8,858,348 shares issued and outstanding at February 29, 2008 and 8,858,168 issued and outstanding
at November 30, 2007 (100,000,000 shares authorized)	8,858	8,858
Additional paid-in capital	112,974,782	115,186,412
Accumulated net investment loss, net of deferred tax benefit	(1,476,771)	(1,565,774)
Accumulated realized gain, net of deferred tax expense	160,474	160,474
Net unrealized appreciation of investments, net of deferred tax expense	4,614,461	6,752,039
Net assets applicable to common stockholders	$117,652,504	$121,912,966

Net Asset Value per common share outstanding (net assets applicable
to common stock, divided by common shares outstanding)	$13.28	$13.76

Distributable Cash Flow	For the three months
ended February 29, 2008

Total Distributions Received from Investments
Distributions from investments	$2,620,715
Distributions paid in stock	453,520
Interest income from investments	313,409
Dividends from money market mutual funds	2,310
Other income	28,987
Total from Investments	3,418,941

Operating Expenses Before Leverage Costs and Current Taxes
Advisory fees (net of expense reimbursement by Adviser)	493,606
Other operating expenses (excluding capital gain incentive fees)	250,281
Total Operating Expenses	743,887
Distributable cash flow before leverage costs and current taxes	2,675,054
Leverage Costs	497,904
Distributable Cash Flow	$2,177,150

DCF/GAAP Reconciliation
Distributable Cash Flow	$2,177,150
Adjustments to reconcile to Net Investment Income, before Income Taxes
Distributions paid in stock	(453,520)
Return of capital on distributions received from equity investments	(1,859,741)
Capital gain incentive fees	279,665
Net Investment Income, before Income Taxes	$143,554

Tortoise Capital Resources Corporation
STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended February 29, 2008	For the three months ended February 28, 2007
Investment Income
Distributions from investments
Non-affiliated investments	$687,923	$348,430
Affiliated investments	1,649,888	255,257
Control investments	282,904	-
Total distributions from investments	2,620,715	603,687
Less return of capital on distributions	(1,859,741)	(480,057)
Net distributions from investments	760,974	123,630
Interest income from control investments	313,409	128,472
Dividends from money market mutual funds	2,310	139,533
Other income	28,987	-
Total Investment Income	1,105,680	391,635

Operating Expenses
Base management fees	585,253	380,067
Capital gain incentive fees	(279,665)	487,627
Professional fees	151,751	57,381
Administrator fees	27,150	10,673
Directors' fees	22,663	23,168
Reports to stockholders	12,915	4,458
Fund accounting fees	8,488	5,849
Registration fees	7,376	1,668
Custodian fees and expenses	4,685	2,600
Stock transfer agent fees	3,366	3,600
Other expenses	11,887	6,538
Total Operating Expenses	555,869	983,629
Interest expense	497,904	123,481
Preferred stock distributions	-	228,750
Loss on redemption of preferred stock	-	765,059
Total Interest Expense, Preferred Stock Distributions
and Loss on Redemption of Preferred Stock	497,904	1,117,290
Total Expenses	1,053,773	2,100,919
Less expense reimbursement by Adviser	(91,647)	-
Net Expenses	962,126	2,100,919
Net Investment Income (Loss), before Income Taxes	143,554	(1,709,284)
Deferred tax benefit (expense)	(54,551)	314,440
Net Investment Income (Loss)	89,003	(1,394,844)

Unrealized Gain (Loss) on Investments
Net unrealized appreciation of control investments	1,260,500	133,519
Net unrealized appreciation (depreciation) of affiliated investments	(306,374)	459,968
Net unrealized appreciation (depreciation) of non-affiliated investments	(4,401,833)	2,328,503
Net unrealized appreciation (depreciation), before deferred taxes	(3,447,707)	2,921,990
Deferred tax benefit (expense)	1,310,129	(1,110,356)
Net Unrealized Gain (Loss) on Investments	(2,137,578)	1,811,634

Net Increase (Decrease) in Net Assets Applicable to Common Stockholders
Resulting from Operations	$(2,048,575)	$416,790

Net Increase (Decrease) in Net Assets Applicable to Common Stockholders:
Resulting from Operations Per Common Share
Basic and diluted	$(0.23)	$0.09

Weighted Average Shares of Common Stock Outstanding:
Basic and diluted	8,858,212	4,491,707